KPMG

KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

May 9, 2014

Mr. Bernard Nigon
Chair of the Audit Committee
HMN Financial, Inc.
Rochester, Minnesota

Dear Mr. Nigon:

This is to confirm that the client-auditor relationship between HMN Financial, Inc. (Commission File Number 000-24100) and KPMG LLP has ceased.

Very truly yours,

KPMG LLP

cc: Bradley Krehbiel, Chief Executive Officer
Jon Eberle, Chief Financial Officer
Paul Beswick, Chief Accountant, Securities and Exchange Commission